UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2014

VERTEX PHARMACEUTICALS INCORPORATED
(Exact name of registrant as specified in its charter)

MASSACHUSETTS (State or other jurisdiction of incorporation)	000-19319 (Commission File Number)	04-3039129 (IRS Employer Identification No.)

50 Northern Avenue
Boston, Massachusetts 02210
(Address of principal executive offices) (Zip Code)

(617) 341-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2014, we entered into a credit agreement with the lenders party thereto, and Macquarie US Trading LLC (Macquarie), as administrative agent. The credit agreement provides for a $300 million senior secured term loan. The credit agreement also provides that, subject to satisfaction of certain conditions, we may request that the lenders establish an incremental senior secured term loan facility in an aggregate amount not to exceed $200 million.
The credit agreement is intended to strengthen our financial position as we invest in our key development programs in cystic fibrosis and in research for future medicines, including potential collaborations to support priority programs.
The credit agreement has a term of three years and provides for an initial 12-month period where we will pay only interest, followed by a two-year amortization period where we will pay interest and repay the principal of the loan. The majority of the principal will be repaid in the third year of the three-year term.
The loan initially bears interest at a rate of 7.2% per annum but shall be reduced to 6.2% per annum on the later to occur of (i) FDA approval in the United States of a product with a label claim for treating patients with cystic fibrosis 12 years of age and older who are homozygous with the F508del mutation, or FDA Approval, and (ii) the one year anniversary of the closing, in each case, until the second anniversary of the closing. On and after the second anniversary of the closing, the loan will bear interest at a rate per annum equal to LIBOR plus 5.0% to 7.5% depending on the receipt of FDA Approval.
The maturity date of all loans under the facilities is July 9, 2017. Interest is payable quarterly and on the maturity date. We are required to repay principal on the loan in installments of $15 million per quarter from October 1, 2015 through July 1, 2016 and in installments of $60 million per quarter from October 1, 2016 through the maturity date. We may prepay the loans, in whole or in part, at any time; provided that prepayments prior to the second anniversary of the closing are subject to a make-whole premium.
Our obligations under the facilities are unconditionally guaranteed by certain of our domestic subsidiaries. All obligations under the facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of all guarantors, including the pledge of all or a portion of the equity interests of certain of our subsidiaries.
The credit agreement requires that we maintain, on a quarterly basis, a minimum level of KALYDECO net revenues. Further, the credit agreement includes negative covenants, subject to exceptions, restricting or limiting our ability and the ability of our subsidiaries to, among other things, incur additional indebtedness, grant liens, engage in certain investment, acquisition and disposition transactions, pay dividends, repurchase capital stock and enter into transactions with affiliates. The credit agreement also contains customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the administrative agent would be entitled to take various actions, including the acceleration of amounts due under outstanding loans.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: July 9, 2014	/s/ Kenneth L. Horton
Kenneth L. Horton Executive Vice President and Chief Legal Officer